Exhibit 99.1

Mercantile Bank Corporation Announces Robust Second Quarter 2025 Results and Partnership with Eastern Michigan Financial Corporation

Net interest income expansion, substantial noninterest income growth, and ongoing strength in asset quality metrics and capital levels highlight the quarter

GRAND RAPIDS, Mich., July 22, 2025 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $22.6 million, or $1.39 per diluted share, for the second quarter of 2025, compared with net income of $18.8 million, or $1.17 per diluted share, for the second quarter of 2024. Net income during the first six months of 2025 totaled $42.2 million, or $2.60 per diluted share, compared with net income of $40.3 million, or $2.50 per diluted share, during the first six months of 2024.

“We once again reported solid quarterly financial results despite uncertain macro-economic conditions throughout the second quarter of 2025,” said Ray Reitsma, President and Chief Executive Officer of Mercantile. “Our strong operating performance reflected net interest income growth, a stabilizing and healthy net interest margin, noteworthy increases in core noninterest income revenue streams, a significant decline in federal income tax expense, robust commercial loan expansion, and sustained strength in asset quality metrics and capital levels. We remain steadfast in our efforts to lower our loan-to-deposit ratio through local deposit generation, including the expansion of existing deposit relationships and new client acquisition.  Our partnership with Eastern Michigan Financial Corporation will enhance our Bank’s position as the largest bank founded, headquartered, and operated in the State of Michigan and help us achieve certain strategic goals, including lowering our loan-to-deposit ratio, strengthening our on-balance sheet liquidity, and expanding our footprint in Eastern and Southeastern Michigan.”

Second quarter highlights include:

●	Net interest income growth
●	Notable increases in mortgage banking, interest rate swap, treasury management, and payroll services income
●	Reduction in federal income tax expense resulting from the acquisition of transferable energy tax credits
●	Solid commercial loan portfolio expansion
●	Strong commercial loan pipeline
●	Sustained low levels of nonperforming assets, past due loans, and loan charge-offs
●	Robust capital position

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $60.9 million during the second quarter of 2025, up $4.2 million, or 7.4 percent, from $56.7 million during the prior-year second quarter. Net interest income during the current-year second quarter was $49.5 million, up $2.4 million, or 5.1 percent, from $47.1 million during the respective 2024 period as growth in earning assets more than offset a lower net interest margin. Noninterest income totaled $11.5 million during the second quarter of 2025, compared to $9.7 million during the second quarter of 2024. The increase primarily reflected higher levels of mortgage banking income, interest rate swap income, treasury management fees, earnings on bank owned life insurance, and payroll service fees.

The net interest margin was 3.49 percent in the second quarter of 2025, down from 3.63 percent in the prior-year second quarter. The yield on average earning assets was 5.77 percent during the current-year second quarter, a decrease from 6.07 percent during the respective 2024 period. The lower yield primarily resulted from a reduced yield on loans and a change in earning asset mix, which more than offset an improved yield on securities stemming from the reinvestment of relatively low-yielding bonds and portfolio expansion activities. The yield on loans was 6.32 percent during the second quarter of 2025, down from 6.64 percent during the second quarter of 2024 mainly due to lower interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) lowering the targeted federal funds rate. The FOMC decreased the targeted federal funds rate by 50 basis points in September of 2024 and 25 basis points in each of November and December of 2024, during which time average variable-rate commercial loans represented approximately 73 percent of average total commercial loans. Denoting the success of a strategic initiative to reduce the loan-to-deposit ratio and increase on-balance sheet liquidity, higher-yielding loans represented a decreased percentage of earning assets and lower-yielding securities accounted for an increased percentage of earning assets in the second quarter of 2025 compared to the second quarter of 2024.

During the second quarter of 2025, the cost of funds was 2.28 percent, down from 2.44 percent in the second quarter of 2024 mainly due to lower rates paid on money market accounts and time deposits, reflecting the decreased interest rate environment that began in September of 2024 in conjunction with the FOMC’s lowering of the targeted federal funds rate. A change in funding mix, primarily consisting of declines in average noninterest-bearing checking accounts and lower-cost non-time deposits and increases in average higher-cost money market accounts and time deposits, negatively impacted the cost of funds during the second quarter of 2025. The increases in money market accounts and time deposits reflected a combination of new deposit relationships, growth in existing deposit relationships, and deposit migration.

Mercantile recorded provisions for credit losses of $1.6 million and $3.5 million during the second quarters of 2025 and 2024, respectively.  The provision expense recorded during the current-year second quarter mainly reflected an individual allocation of $2.5 million related to a commercial construction loan relationship that was placed on nonaccrual during the quarter and allocations of $0.7 million necessitated by net loan growth, which more than offset an aggregate reduction of $1.0 million in individual allocations associated with nonperforming loan relationships resulting from full payoffs and partial paydowns.  Changes in loan portfolio composition and an improved economic forecast positively impacted provision expense during the second quarter of 2025.  The provision expense recorded during the second quarter of 2024 primarily reflected an individual allocation for a nonperforming commercial loan relationship and allocations demanded by net loan growth.  The recording of net loan recoveries and ongoing strength in loan quality metrics during both periods in large part mitigated additional reserves associated with loan growth.

Noninterest income totaled $11.5 million during the second quarter of 2025, up $1.8 million, or 18.4 percent, from $9.7 million during the respective 2024 period mainly due to growth in mortgage banking income, interest rate swap income, treasury management fees, bank owned life insurance income and payroll service fees, along with the recognition of tax credit syndication fees, which more than offset a lower level of revenue generated from investments in private equity funds. The higher level of mortgage banking income primarily resulted from increases in the percentage of loans originated with the intent to sell, which equaled approximately 79 percent during the current-year second quarter compared to approximately 75 percent during the second quarter of 2024, and total loan originations, which were up approximately 16 percent during the second quarter of 2025 compared to the corresponding 2024 period. Interest rate swap income at times varies greatly from period to period due to the timing of closing transactions.

Noninterest expense totaled $33.4 million during the second quarter of 2025, up from $29.7 million during the prior-year second quarter. The increase mainly resulted from higher salary and benefit costs, primarily reflecting annual merit pay increases, market adjustments, a larger bonus accrual, lower residential mortgage loan deferred salary costs, higher health insurance claims, and increased payroll taxes. Higher allocations to the reserve for unfunded loan commitments, largely stemming from an increase in commercial loan commitments, also contributed to the rise in noninterest expense.

Federal income tax expense was $3.3 million during the current-year second quarter, compared to $4.7 million during the respective 2024 period. The acquisition of transferable energy tax credits during the second quarter of 2025 provided for an aggregate $1.5 million tax benefit during the period. The recording of the tax benefit positively impacted Mercantile’s effective tax rate, which equaled 12.9 percent during the second quarter of 2025, down from 20.1 percent during the second quarter of 2024.

Mr. Reitsma commented, “Our net interest margin, although declining as expected in the second quarter of 2025 in comparison to the second quarter of 2024 as a result of a decreased yield on average earning assets, has remained relatively stable over the past four quarters. Growth in earning assets more than outweighed the impact of the lower net interest margin, providing for a higher level of net interest income. The substantial growth in mortgage banking income during the second quarter of 2025 mainly resulted from the continued success of our strategic plan to increase the percentage of loans originated with the intent to sell and sustain solid loan production, while the noteworthy increases in treasury management and payroll service fees primarily reflected clients’ expanded use of products and services and successful marketing efforts. We are very pleased with the increase in interest rate swap income, reflecting a higher level of transaction volume, and significant reduction in federal tax expense, mainly reflecting the tax benefit received from the acquisition of transferable energy tax credits, during the current-year second quarter. Meeting balance sheet growth objectives in a cost-effective manner and continuing to provide our customers with exceptional service and industry-leading products and services to meet their needs remain top priorities.”

Balance Sheet

As of June 30, 2025, total assets were $6.18 billion, up $129 million from December 31, 2024. Total loans increased $97.2 million, or an annualized 4.3 percent, during the first six months of 2025, primarily reflecting growth in commercial loans of $114 million. Commercial loans grew an annualized 6.2 percent during the first half of 2025 notwithstanding the full payoffs and partial paydowns of certain larger relationships, which aggregated approximately $154 million during the period, including $99 million during the second quarter. The payoffs and paydowns stemmed from sales of assets, as well as from customers using excess cash flows generated within their operations to make line of credit reductions.

Residential mortgage loans declined $28.2 million, and other consumer loans were up $11.6 million during the first six months of 2025. During the first half of 2025, securities available for sale grew $96.1 million, and interest-earning assets decreased $139 million.

As of June 30, 2025, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $237 million and $35 million, respectively.

Commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 55 percent of total commercial loans as of June 30, 2025, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits equaled $4.71 billion as of June 30, 2025, compared to $4.70 billion as of December 31, 2024. Local deposits were down $37.1 million, or less than 1.0 percent, during the first six months of 2025, while brokered deposits increased $49.2 million during the respective period. The slight reduction in local deposits during the first half of 2025 primarily resulted from the typical level of seasonal deposit withdrawals by customers to make bonus and tax payments and partnership distributions, the impact of which was largely offset by net growth in various existing deposit relationships and new client acquisitions. Loan portfolio expansion during the first six months of 2025 resulted in an increase in the loan-to-deposit ratio from 98 percent at year-end 2024 to 100 percent as of June 30, 2025. As of June 30, 2024, the loan-to-deposit ratio was 107 percent. Wholesale funds were $555 million, or approximately 10 percent of total funds, at June 30, 2025, compared to $537 million, or approximately 10 percent of total funds, at December 31, 2024. Noninterest-bearing checking accounts represented approximately 25 percent of total deposits as of June 30, 2025.

Mr. Reitsma noted, “Commercial loan growth accelerated during the second quarter of 2025 as commercial borrowers’ tariff-induced concerns eased, resulting in the commencement of construction projects and business expansion activities that had been delayed during the first few months of the year as a result of heightened uncertainty surrounding economic and operating environments. We are pleased with the level of commercial loan expansion during the second quarter and first six months of 2025, especially when taking into consideration the ongoing economic uncertainty and significant level of partial paydowns and full payoffs during the periods, and we believe abundant opportunities to book commercial loans in future periods exist in light of our current pipeline and continuing discussions with current and prospective borrowers. Lowering our loan-to-deposit ratio through local deposit generation and limiting the use of wholesale funds to originate loans and purchase investments remains a key near-term goal.”

Asset Quality

Nonperforming assets totaled $9.7 million, or 0.2 percent of total assets, as of June 30, 2025, compared to $5.7 million, or less than 0.1 percent of total assets, as of December 31, 2024, and $9.1 million, or 0.2 percent of total assets, as of June 30, 2024. The increase in nonperforming assets during the first six months of 2025 mainly reflected the deterioration of the previously mentioned nonperforming commercial construction loan, which was placed on nonaccrual and drove provision expense during the second quarter of 2025 and represented approximately 57 percent of total nonperforming assets as of June 30, 2025. The level of past due loans remains nominal. During the first six months of 2025, loan charge-offs were less than $0.1 million, while recoveries of prior period loan charge-offs slightly exceeded $0.1 million, providing for net loan recoveries of $0.1 million, or an annualized 0.01 percent of average total loans.

Mr. Reitsma remarked, “Our asset quality metrics remained strong during the second quarter of 2025, reflecting our unwavering commitment to underwrite loans in a cautious manner and in accordance with internal policy guidelines, along with our customers’ proven abilities to operate effectively during periods of economic uncertainty. The levels of nonperforming assets, delinquent loans, and loan charge-offs remained low during the second quarter, and we will continue our efforts to identify any deteriorating commercial credit relationships and emerging systemic or sector-specific credit concerns as early as possible to limit the impact of such on our overall financial condition. As evidenced by ongoing low past due and charge-off levels, our residential mortgage loan and consumer loan portfolios continued to exhibit strong performance.”

Capital Position

Shareholders’ equity totaled $632 million as of June 30, 2025, up $47.0 million from December 31, 2024. Mercantile Bank maintained “well-capitalized” positions at the end of the second quarter of 2025 and year-end 2024, with total risk-based capital ratios of 13.9 percent at each period end. As of June 30, 2025, Mercantile Bank had approximately $218 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile Bank’s investments are categorized as available-for-sale. As of June 30, 2025, the net unrealized loss on these investments totaled $45.3 million, resulting in an after-tax reduction to equity capital of $35.8 million. As of December 31, 2024, the net unrealized loss on these investments totaled $63.1 million, resulting in an after-tax reduction to equity capital of $49.8 million. Although unrealized gains and losses on investments are excluded from regulatory capital ratio calculations, Mercantile Bank’s excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $183 million on an adjusted basis as of June 30, 2025.

Mercantile reported 16,248,694 total shares outstanding as of June 30, 2025.

Mr. Reitsma concluded, “Our sustained strong financial performance has allowed us to continue our regular quarterly cash dividend program, and as evidenced by our announcement of an increased third quarter cash dividend earlier this morning, we remain committed to providing shareholders with meaningful cash returns on their investments. We believe our solid operating results, asset quality metrics and capital levels, along with renewed strength in our commercial loan commitments and prospects, position us to effectively meet challenges resulting from unstable economic and operating conditions. Our community banking model and associated emphasis on developing mutually beneficial relationships with customers have been instrumental in preserving established relationships and fostering new relationships, and we believe continuing focus on each will provide us with ample opportunities to expand our local deposit base and reduce our loan-to-deposit ratio in future periods.”

Partnership with Eastern Michigan Financial Corporation

Mercantile and Eastern Michigan Financial Corporation (“Eastern Michigan”) today jointly announced that they have entered into a definitive agreement pursuant to which Eastern Michigan and its wholly owned subsidiary, Eastern Michigan Bank, will combine with Mercantile in a cash and stock transaction. The partnership presents a unique opportunity to combine two culturally aligned franchises, strengthening Mercantile’s position as the largest bank headquartered in Michigan as measured by total assets. The partnership, which remains subject to customary closing conditions, is expected to strategically expand Mercantile’s operating footprint with a partner that possesses an exceptional deposit franchise with substantial excess liquidity.

For additional information on the announcement of the partnership, refer to the “Mercantile Bank Corporation and Eastern Michigan Financial Corporation Announce Definitive Merger Agreement” press release available in the Investor Relations section of Mercantile’s website at www.mercbank.com.

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced second quarter 2025 conference call on Tuesday, July 22, 2025, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance. These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank. Mercantile provides financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units. Distinguished by exceptional service, knowledgeable staff, and a commitment to the communities it serves, Mercantile is one of the largest Michigan-based banks with assets of approximately $6.2 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM."  For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Raymond Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	JUNE 30,	DECEMBER 31,	JUNE 30,
	2025	2024	2024
ASSETS
Cash and due from banks	$98,900	$56,991	$61,863
Interest-earning assets	197,172	336,019	135,766
Total cash and cash equivalents	296,072	393,010	197,629

Securities available for sale	826,415	730,352	647,907
Federal Home Loan Bank stock	21,513	21,513	21,513
Mortgage loans held for sale	27,569	15,824	22,126

Loans	4,698,019	4,600,781	4,438,245
Allowance for credit losses	(58,375)	(54,454)	(55,408)
Loans, net	4,639,644	4,546,327	4,382,837

Premises and equipment, net	54,792	53,427	50,158
Bank owned life insurance	95,012	93,839	86,001
Goodwill	49,473	49,473	49,473
Other assets	170,498	148,396	144,744

Total assets	$6,180,988	$6,052,161	$5,602,388

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,180,801	$1,264,523	$1,119,888
Interest-bearing	3,529,671	3,433,843	3,026,686
Total deposits	4,710,472	4,698,366	4,146,574

Securities sold under agreements to repurchase	242,785	121,521	221,898
Federal Home Loan Bank advances	356,221	387,083	427,083
Subordinated debentures	50,672	50,330	49,987
Subordinated notes	89,486	89,314	89,143
Accrued interest and other liabilities	99,833	121,021	116,552
Total liabilities	5,549,469	5,467,635	5,051,237

SHAREHOLDERS' EQUITY
Common stock	302,294	299,705	297,591
Retained earnings	364,991	334,646	306,804
Accumulated other comprehensive income/(loss)	(35,766)	(49,825)	(53,244)
Total shareholders' equity	631,519	584,526	551,151

Total liabilities and shareholders' equity	$6,180,988	$6,052,161	$5,602,388

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
INTEREST INCOME
Loans, including fees	$73,962	$72,819	$145,954	$144,089
Investment securities	5,860	3,624	11,272	7,046
Interest-earning assets	2,136	2,436	5,071	4,469
Total interest income	81,958	78,879	162,297	155,604

INTEREST EXPENSE
Deposits	25,725	24,710	50,918	46,934
Short-term borrowings	1,919	1,757	3,682	3,412
Federal Home Loan Bank advances	2,897	3,252	5,795	6,651
Other borrowed money	1,938	2,088	3,875	4,173
Total interest expense	32,479	31,807	64,270	61,170

Net interest income	49,479	47,072	98,027	94,434

Provision for credit losses	1,600	3,500	3,700	4,800

Net interest income after provision for credit losses	47,879	43,572	94,327	89,634

NONINTEREST INCOME
Service charges on accounts	1,967	1,692	3,806	3,224
Mortgage banking income	3,969	3,023	6,620	5,365
Credit and debit card income	2,350	2,266	4,551	4,387
Interest rate swap income	1,230	766	1,310	2,104
Payroll services	783	686	1,823	1,582
Earnings on bank owned life insurance	561	437	1,104	1,609
Other income	602	811	950	2,277
Total noninterest income	11,462	9,681	20,164	20,548

NONINTEREST EXPENSE
Salaries and benefits	20,711	17,913	40,268	36,150
Occupancy	2,155	2,220	4,273	4,509
Furniture and equipment	826	923	1,613	1,852
Data processing costs	3,599	3,415	7,369	6,704
Charitable foundation contributions	2	4	5	707
Other expense	6,086	5,262	10,955	9,758
Total noninterest expense	33,379	29,737	64,483	59,680

Income before federal income tax expense	25,962	23,516	50,008	50,502

Federal income tax expense	3,344	4,730	7,853	10,154

Net Income	$22,618	$18,786	$42,155	$40,348

Basic earnings per share	$1.39	$1.17	$2.60	$2.50
Diluted earnings per share	$1.39	$1.17	$2.60	$2.50

Average basic shares outstanding	16,239,919	16,122,813	16,219,064	16,120,836
Average diluted shares outstanding	16,239,919	16,122,813	16,219,064	16,120,836

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2025	2025	2024	2024	2024
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2025	2024
EARNINGS
Net interest income	$49,479	48,548	48,361	48,292	47,072	98,027	94,434
Provision for credit losses	$1,600	2,100	1,500	1,100	3,500	3,700	4,800
Noninterest income	$11,462	8,702	10,172	9,667	9,681	20,164	20,548
Noninterest expense	$33,379	31,104	33,806	32,303	29,737	64,483	59,680
Net income before federal income
tax expense	$25,962	24,046	23,227	24,556	23,516	50,008	50,502
Net income	$22,618	19,537	19,626	19,618	18,786	42,155	40,348
Basic earnings per share	$1.39	1.21	1.22	1.22	1.17	2.60	2.50
Diluted earnings per share	$1.39	1.21	1.22	1.22	1.17	2.60	2.50
Average basic shares outstanding	16,239,919	16,197,978	16,142,578	16,138,320	16,122,813	16,219,064	16,120,836
Average diluted shares outstanding	16,239,919	16,197,978	16,142,578	16,138,320	16,122,813	16,219,064	16,120,836

PERFORMANCE RATIOS
Return on average assets	1.50%	1.32%	1.30%	1.35%	1.36%	1.41%	1.48%
Return on average equity	14.72%	13.34%	13.36%	13.73%	13.93%	14.05%	15.15%
Net interest margin (fully tax-equivalent)	3.49%	3.47%	3.41%	3.52%	3.63%	3.49%	3.68%
Efficiency ratio	54.77%	54.33%	57.76%	55.73%	52.40%	54.56%	51.90%
Full-time equivalent employees	692	662	668	653	670	692	670

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.32%	6.31%	6.41%	6.69%	6.64%	6.31%	6.65%
Yield on securities	2.97%	2.79%	2.62%	2.43%	2.30%	2.93%	2.25%
Yield on interest-earning assets	4.36%	4.40%	4.66%	5.37%	5.28%	4.38%	5.31%
Yield on total earning assets	5.77%	5.74%	5.81%	6.08%	6.07%	5.76%	6.06%
Yield on total assets	5.44%	5.42%	5.49%	5.73%	5.72%	5.44%	5.72%
Cost of deposits	2.24%	2.23%	2.36%	2.52%	2.42%	2.23%	2.33%
Cost of borrowed funds	3.61%	3.62%	3.73%	3.75%	3.56%	3.62%	3.53%
Cost of interest-bearing liabilities	3.09%	3.08%	3.30%	3.53%	3.40%	3.09%	3.33%
Cost of funds (total earning assets)	2.28%	2.27%	2.40%	2.56%	2.44%	2.27%	2.38%
Cost of funds (total assets)	2.15%	2.14%	2.27%	2.41%	2.31%	2.15%	2.25%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$141,921	100,396	121,010	160,944	122,728	242,317	202,658
Purchase/construction mortgage loans originated	$111,247	81,494	82,212	122,747	103,939	192,741	161,607
Refinance mortgage loans originated	$30,674	18,902	38,798	38,197	18,789	49,576	41,051
Mortgage loans originated with intent to sell	$112,323	80,453	100,628	128,678	91,490	192,776	150,770
Income on sale of mortgage loans	$3,219	2,455	3,768	3,376	2,487	5,674	4,551

CAPITAL
Tangible equity to tangible assets	9.49%	9.17%	8.91%	9.10%	9.03%	9.49%	9.03%
Tier 1 leverage capital ratio	10.93%	10.75%	10.60%	10.68%	10.85%	10.93%	10.85%
Common equity risk-based capital ratio	10.90%	10.90%	10.66%	10.53%	10.46%	10.90%	10.46%
Tier 1 risk-based capital ratio	11.75%	11.78%	11.54%	11.42%	11.36%	11.75%	11.36%
Total risk-based capital ratio	14.37%	14.44%	14.17%	14.13%	14.10%	14.37%	14.10%
Tier 1 capital	$666,068	647,795	633,134	618,038	602,835	666,068	602,835
Tier 1 plus tier 2 capital	$814,796	794,143	777,857	764,653	748,097	814,796	748,097
Total risk-weighted assets	$5,670,571	5,499,046	5,487,886	5,411,628	5,306,911	5,670,571	5,306,911
Book value per common share	$38.87	37.47	36.20	36.14	34.15	38.87	34.15
Tangible book value per common share	$35.82	34.42	33.14	33.07	31.09	35.82	31.09
Cash dividend per common share	$0.37	0.37	0.36	0.36	0.35	0.74	0.70

ASSET QUALITY
Gross loan charge-offs	$38	63	3,787	10	26	101	41
Recoveries	$147	175	150	92	296	322	735
Net loan charge-offs (recoveries)	$(109)	(112)	3,637	(82)	(270)	$(221)	(694)
Net loan charge-offs (recoveries) to average loans	(0.01% )	(0.01% )	0.31%	(0.01% )	(0.02% )	(0.01% )	(0.03% )
Allowance for credit losses	$58,375	56,666	54,454	56,590	55,408	58,375	55,408
Allowance to loans	1.24%	1.22%	1.18%	1.24%	1.25%	1.24%	1.25%
Nonperforming loans	$9,743	5,361	5,743	9,877	9,129	9,743	9,129
Other real estate/repossessed assets	$0	0	0	0	0	0	0
Nonperforming loans to total loans	0.21%	0.12%	0.12%	0.22%	0.21%	0.21%	0.21%
Nonperforming assets to total assets	0.16%	0.09%	0.09%	0.17%	0.16%	0.16%	0.16%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$73	95	97	100	1	73	1
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$2,411	2,968	2,878	3,008	2,288	2,411	2,288
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$5,532	0	0	0	0	5,532	0
Owner occupied	$0	41	42	0	0	0	0
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$1,727	2,257	2,726	6,769	6,840	1,727	6,840
Consumer assets	$0	0	0	0	0	0	0
Total nonperforming assets	$9,743	5,361	5,743	9,877	9,129	9,743	9,129

NONPERFORMING ASSETS - RECON
Beginning balance	$5,361	5,743	9,877	9,129	6,240	5,743	3,615
Additions	$5,792	423	224	906	4,570	6,215	7,372
Return to performing status	$0	0	(102)	0	0	0	0
Principal payments	$(1,385)	(744)	(515)	(158)	(1,481)	(2,129)	(1,658)
Sale proceeds	$0	0	0	0	(200)	0	(200)
Loan charge-offs	$(25)	(61)	(3,741)	0	0	(86)	0
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$9,743	5,361	5,743	9,877	9,129	9,743	9,129

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,375,368	1,314,383	1,287,308	1,312,774	1,275,745	1,375,368	1,275,745
Land development & construction	$67,520	68,790	66,936	66,374	76,247	67,520	76,247
Owner occupied comm'l R/E	$725,106	705,645	748,837	746,714	732,844	725,106	732,844
Non-owner occupied comm'l R/E	$1,134,012	1,183,728	1,128,404	1,095,988	1,059,052	1,134,012	1,059,052
Multi-family & residential rental	$519,152	479,045	475,819	426,438	389,390	519,152	389,390
Total commercial	$3,821,158	3,751,591	3,707,304	3,648,288	3,533,278	3,821,158	3,533,278
Retail:
1-4 family mortgages	$799,426	817,212	827,597	844,093	849,626	799,426	849,626
Other consumer	$77,435	67,746	65,880	60,637	55,341	77,435	55,341
Total retail	$876,861	884,958	893,477	904,730	904,967	876,861	904,967
Total loans	$4,698,019	4,636,549	4,600,781	4,553,018	4,438,245	4,698,019	4,438,245

END OF PERIOD BALANCES
Loans	$4,698,019	4,636,549	4,600,781	4,553,018	4,438,245	4,698,019	4,438,245
Securities	$847,928	809,096	751,865	724,888	669,420	847,928	669,420
Interest-earning assets	$197,172	315,140	336,019	240,780	135,766	197,172	135,766
Total earning assets (before allowance)	$5,743,119	5,760,785	5,688,665	5,518,686	5,243,431	5,743,119	5,243,431
Total assets	$6,180,988	6,141,200	6,052,161	5,917,127	5,602,388	6,180,988	5,602,388
Noninterest-bearing deposits	$1,180,801	1,173,499	1,264,523	1,182,219	1,119,888	1,180,801	1,119,888
Interest-bearing deposits	$3,529,671	3,508,286	3,433,843	3,273,679	3,026,686	3,529,671	3,026,686
Total deposits	$4,710,472	4,681,785	4,698,366	4,455,898	4,146,574	4,710,472	4,146,574
Total borrowed funds	$740,685	749,711	649,528	778,669	789,327	740,685	789,327
Total interest-bearing liabilities	$4,270,356	4,257,997	4,083,371	4,052,348	3,816,013	4,270,356	3,816,013
Shareholders' equity	$631,519	608,346	584,526	583,311	551,151	631,519	551,151

AVERAGE BALANCES
Loans	$4,695,367	4,629,098	4,565,837	4,467,365	4,396,475	4,662,415	4,347,819
Securities	$824,777	784,608	742,145	699,872	640,627	804,804	637,363
Interest-earning assets	$193,637	266,871	330,490	284,187	182,636	230,051	166,435
Total earning assets (before allowance)	$5,713,781	5,680,577	5,638,472	5,451,424	5,219,738	5,697,270	5,151,617
Total assets	$6,061,819	6,018,158	5,967,036	5,781,111	5,533,262	6,040,109	5,458,969
Noninterest-bearing deposits	$1,152,631	1,144,781	1,188,561	1,191,642	1,139,887	1,149,359	1,157,886
Interest-bearing deposits	$3,463,067	3,443,770	3,335,477	3,145,799	2,957,011	3,452,840	2,873,659
Total deposits	$4,615,698	4,588,551	4,524,038	4,337,441	4,096,898	4,602,199	4,031,545
Total borrowed funds	$749,811	738,628	770,838	796,077	800,577	744,250	808,713
Total interest-bearing liabilities	$4,212,878	4,182,398	4,106,315	3,941,876	3,757,588	4,197,090	3,682,372
Shareholders' equity	$616,229	594,145	582,829	566,852	540,868	605,248	534,024